UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Hiller, Jr., Stanley

   P. O. Box 14687
   Spokane, WA  99214
   USA
2. Issuer Name and Ticker or Trading Symbol
   Key Tronic Corporation
   KTCC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/3/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |6/10/9|J (1|235,630           |D  |           |0                  |I     |By Hiller Investment Partne|
                             |9     |)   |                  |   |           |                   |      |rs                         |
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Common Stock                 |6/10/9|J (2|47,126            |A  |           |47,126             |D     |The Hiller Trust           |
                             |9     |)   |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |875,122            |I     |By Hiller Key Tronic Partne|
                             |      |    |                  |   |           |                   |      |rs, LP                     |
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Common Stock                 |      |    |                  |   |           |7,105              |I     |By HKT, Inc.               |
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Common Stock                 |      |    |                  |   |           |100                |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
(1)  Distribution to partners from Hiller Investment
Partners.
(2)  Distribution from Hiller Investment Partners to
partner.
SIGNATURE OF REPORTING PERSON
/S/ Stanley Hiller, Jr.
DATE
August 11, 1999